Amendment  #1
to the
AUTOMATIC AND FACULTATIVE
YEARLY RENEWABLE TERM REINSURANCE AGREEMENT

EFFECTIVE January 18, 2005

Between
PRUCO LIFE INSURANCE COMPANY
(THE COMPANY)

And

GENERALI USA LIFE REASSURANCE COMPANY
(THE REINSURER)

The parties hereby agree to the following:

1.	Section 7, AUTOMATIC REINSURANCE TERMS, shall be replaced by the following:

THE REINSURER agrees to automatically accept contractual risks on the life insurance policies shown in Schedule A, subject to the following requirements:

a.
CONVENTIONAL UNDERWRITING.  Automatic reinsurance applies only to insurance applications underwritten by THE COMPANY according to THE COMPANY’s conventional underwriting and issue practices (the “Underwriting Practices”) applicable at the time of application.  Upon request, THE COMPANY shall provide THE REINSURER with a copy of THE COMPANY’s current Underwriting Practices.

From time to time, it may be appropriate for THE COMPANY or THE REINSURER to request of the other party changes in the Underwriting Practices.  The party requesting the change must provide a 120-day advance written notice to the other party before the effective date of such change.  If THE REINSURER determines that the change in underwriting practice would result in a change in reinsurance premium rates, it must communicate to THE COMPANY the proposed new rates as soon as possible within 120 days of the notice of the underwriting change.    For any such rate change in reinsurance rates, THE REINSURER must provide THE COMPANY with a 120-day advance notice.  If the rate change is unacceptable, THE COMPANY may terminate for the reinsurance of new business  by providing a written termination notice within 30 days.  The effective date of the termination will be the effective date of the proposed premium rate change.

b.
RESIDENCE AND TRAVEL.  To be eligible for automatic reinsurance, each insured must either be a resident of the United States or Canada at the time of issue or be a resident of another country that meets THE COMPANY’s underwriting guidelines pertaining to foreign residence.

Applications with Foreign Travel qualify for automatic reinsurance except when such travel is to a country specifically not allowed under THE COMPANY’s foreign travel requirements.  “Foreign Travel” is defined as no more than three months outside the United States or Canada

c.	OCCUPATION. To be eligible for automatic reinsurance, the insured must not be employed in an occupation as shown in the Occupation Exclusion List in Schedule A.

d.	AUTOMATIC ACCEPTANCE LIMIT. For any policy to be reinsured under automatic reinsurance, the face amount shall not exceed the Automatic Acceptance Limit as shown in Schedule A.

e.
JUMBO LIMIT.  For any policy to be reinsured under automatic reinsurance, the total amount of insurance in force and applied for in all companies, of which THE COMPANY is aware, shall not exceed the Jumbo Limit as shown in Schedule A.

After a policy has been issued, THE COMPANY may subsequently find that the amount in force and applied for at the time of application was incorrect and that this caused the policy to exceed the Jumbo Limit.  If THE COMPANY has conducted a diligent search at the time of application which indicated that the then “known” amount of life insurance in force in all companies, including all pending formal applications and increasing ultimate amounts on the applicant’s life in all companies, did not exceed the “Jumbo Limit” as shown in Schedule A, THE REINSURER will provide reinsurance coverage on a “facultative obligatory” basis (i.e., coverage in the amount of THE REINSURER’s retention remaining after deduction of the ultimate amount of other coverage for the applicant’s life). Further, THE REINSURER will undertake commercially reasonable efforts to procure additional amounts of reinsurance coverage sufficient to meet the amount applied for.

f.	MINIMUM CESSION. The minimum amount of reinsurance per cession that THE REINSURER will accept is shown in Schedule A.

g.
FACULTATIVE QUOTES.  The risk is on a life that has not been submitted facultatively to THE REINSURER or any other reinsurer within the last two years, unless the reason for any prior facultative submission was solely for THE COMPANY’s capacity that may now be accommodated within the terms of this Agreement.

2.	SCHEDULE A, Section 5, AUTOMATIC ACCEPTANCE LIMIT, shall be replaced by the following:

For any policy to be reinsured under automatic reinsurance, the face amount will not exceed the Automatic Issue Limits shown in the following tables:

US/Canadian Residents – Non-Smoker

REDACTED

Non US/Canadian Residents

REDACTED

First Layer Amounts

For any policy to be reinsured under automatic reinsurance, the amounts subject to reinsurance are the First Layer of Coverage amounts shown in the following tables:

US/Canadian Residents

REDACTED

Non US/Canadian Residents

REDACTED

Binding Limits

For any policy to be reinsured under automatic reinsurance, the amounts reinsured with THE REINSURER on that life under this Agreement will not exceed the amounts in the following tables:

For Policies With Effective Dates Between January 19, 2005 and September 27, 2006

US/Canadian Residents

REDACTED

Y-MPVUL-2005-GEN-P-PLAZ-AMENDMENT-1

For Policies With Effective Dates On or After September 28,2006

US/Canadian Residents

REDACTED

3.	SCHEDULE A, Section 6, JUMBO LIMIT, shall be replaced by the following:

For any policy to be reinsured under automatic reinsurance, the total amount of life insurance in force and applied for on one life with all companies, of which THE COMPANY is aware, must not exceed the amounts in the following tables:

US/Canadian Residents

REDACTED

Note:  When a policy is reinsured under automatic reinsurance and the total amount inforce and applied for in all companies exceeds $40,000,000, THE REINSURER must be notified and THE COMPANY shall provide to THE REINSURER the total amount of insurance inforce and applied for in all companies and sufficient information for THE REINSURER to positively identify the covered person(s) for its search.  Within three business days, THE REINSURERmust review its inforce records and inform THE COMPANY of any additional amounts inforce and applied for.  In addition, THE COMPANY will periodically provide THE REINSURER with a listing of all persons covered under this Agreement where the total amount inforce and applied for at issue was in excess of $40,000,000.  Within seven business days, THE REINSURER must review its inforce records and inform THE COMPANY of any additional amounts inforce and applied for.

4.	SCHEDULE A, Section 8, FOREIGN TRAVEL EXCLUSIONS is deleted from this Agreement.

Y-MPVUL-2005-GEN-P-PLAZ-AMENDMENT-1

In witness of the above, THE COMPANY and THE REINSURER have by their respective officers executed and delivered this Agreement in duplicate on the dates indicated below, with an effective date of December 1, 2007.

PRUCO LIFE INSURANCE COMPANY	GENERALI USA LIFE REASSURANCE COMPANY
By:________________________________	By:______________________________
Title:_______________________________	Title:_____________________________
Date:_______________________________	Date:_____________________________

By:________________________________	By:______________________________
Title:_______________________________	Title:_____________________________
Date:_______________________________	Date:_____________________________

Y-MPVUL-2005-GEN-P-PLAZ-AMENDMENT-1